Exhibit 10.25

TRADEMARK LICENCE CONTRACT

English Translation

Trademark Licence Contract

Party A: Beijing Pixel Software Technology Co., Ltd.

Party B: Beijing Gamease Age Digital Technology Co., Ltd.

Party A and Party B, following the principles of voluntariness and good faith and upon the mutual agreement through consultations, enter into this Trademark Licence Contract.

Article 1	Party A grants a licence to Party B for it to use the No. 5231746 Trademark “Blade and Sword” (hereinafter referred to as “Party A’s Trademark”), which has already been registered by Party A in respect of Class 42 goods (or services) of computer programming, computer software design, software (updating of computer –), computer software (updating of –), rental of access time to a computer database, rental of computer software, maintenance of computer software, computer systems analysis, rental of computer access time for data processing, lease of CDs containing commercial and financial information, in respect of the foregoing Class 42 goods (or services) unless in circumstance agreed in Article 17 of this Agreement.

The logo of the trademark:

Article 2	The term of the licence is from the date of execution and effectiveness of this Agreement until June 30, 2015.

Article 3	The license granted under this Contract is an exclusive license in the Mainland area within the territory of China, i.e., after Party A licenses to Party B the right to use the trademark granted by this Contract, Party A shall not during the term of the Contract in any way grant a license to any third party for it to use this trademark in the Mainland area within the territory of China.

Article 4	Party A has the right to monitor Party B’s use of the registered trademark, and Party B shall ensure that it uses this registered trademark according to the stipulations of this Contract.

Article 5	Party B may indicate its enterprise name and the origin of the goods (or the source of services) on the goods (or services) in respect of which this registered trademark is used.

Article 6	Party B agrees to only use Party A’s Trademark in accordance with this Agreement and not to use such Trademark by committing any misconduct or in a manner that may damage Party A’s Trademark or Party A’s reputation.

English Translation

Article 7	Party A agrees that Party B has the right to decide, according to the needs of its operation and at its own discretion, to use Party A’s Trademark for advertising or promoting relevant online games and products in broadcast programs or TV programs or on the newspapers, magazines, internet or other media channels.

Article 8	Party A agrees that Party B may use the trademark under this Contract in the promotion activities organised for advertising the online game product of “Blade and Sword Online”.

Article 9	During the term of validity of this Contract, if any third party infringes the rights to the trademark under this Contract, Party A shall take all necessary effective measures (such measures may include initiating a lawsuit, requesting the administrative department’s involvement, and etc.) to defend against the infringement. For the purpose of protecting the trademark under this Contract, Party A agrees that Party B has the right to, in its own name and independently, take various effective measures (such measures may include initiating a lawsuit, requesting the administrative department’s involvement, etc.) to defend against any infringement on the trademark under this Contract. Party A will use its best endeavours to provide assistance to Party B.

Article 10	Party B may, according to the needs of operation of relevant online games, sublicense the rights granted by Party A to Party B under this Contract to any of Party B’s affiliates.

Article 11	License fees and method of payment: The Parties agree that during the term of validity of this Contract, Party A will not collect any fees from Party B in respect of Party B’s use of the trademark referred to in this Contract.

Article 12	No clauses in this Contract can be waived or amended without a written agreement signed by both Parties.

Article 13	Liabilities for breach of contract: If either Party breaches this Contract, it shall assume the liabilities for the breach. The breaching Party shall compensate the non-breaching Party for all losses suffered by the non-breaching Party therefrom. Such losses include but not limited to: all losses, damages, liabilities, expenses or costs (including the legal costs) directly or indirectly suffered or incurred by the non-breaching Party as a result of such breach of contract by the breaching Party.

Article 14	The formation, interpretation, implementation and dispute resolution relating to this Contract shall be governed by the laws of the PRC. Party A and Party B shall resolve any disputes arising in respect of this Contract through friendly negotiation. In case of failure to resolve the dispute upon negotiation, either Party has the right to submit the dispute to the Beijing Arbitration Commission for arbitration in accordance with the rules of the Commission. The arbitration award is final and binding upon both Parties. The costs of arbitration shall be borne by the losing Party.

English Translation

Article 15	Change of the owner of the rights to the trademark: During the term of validity of this Contract, in case of a change of the owner of the rights to Party A’s Trademark in any form, Party A must notify Party B in writing 90 days in advance. If Party A intends to assign the trademark under this Contract to a third party other than an affiliate of Party A, then Party B is entitled to the absolute right of first refusal on the same terms and conditions.

Article 16	If either Party dissolves, becomes bankrupt or loses its capacity of a legal person due to other reasons, it shall notify the other Party one month in advance.

Article 17	This Contract becomes effective on the date when Party B is established, and its term of validity is the same as the term of the licence. Once this Contract is early terminated or expires, all rights that have been granted to Party B shall be immediately returned to Party A, and Party B shall no longer use Party A’s Trademark in any way.

Article 18	Neither Party has the right to unilaterally terminate this Contract without the mutual written agreement reached between the Parties.

Article 19	This Contract is executed in five copies of equal effect, with each Party holding two copies and a copy to be filed with the Trademark Office for recordal. This Contract shall be submitted by Party B to the Trademark Office for recordal within five working days of the execution of the Contract, and the fees for the recordal of the Trademark Lience Contract shall be borne by Party B.

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English Translation

Party A:		Party B:

Beijing Pixel Software Technology Co., Ltd. (Seal)		Beijing Gamease Age Digital Technology Co., Ltd. (Seal)

By:	/s/ Ye Liu	By:	/s/ Tao Wang
	Legal Representative		Legal Representative